VIRTUS ETF TRUST II N-14

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 28, 2025, relating to the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of Advisor Managed Portfolios, and to the references to our firm under the headings “Independent Registered Public Accounting Firm”, and “Appendix D - Acquired Fund Financial Highlights” in the Combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 14, 2026